Exhibit 10.1

PROMISSORY NOTE SECURED BY REPAYMENT GUARANTY

Loan No. 51-0906315
$150,000,000.00	New York, New York
May 17, 2007

MERS MIN #8000101-0000005551-6

1.	PROMISE TO PAY. For value received, the undersigned PR HYATTSVILLE LLC, a Delaware limited liability company (“Borrower”), promise(s) to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), 1320 Willow Pass Road, Suite 300, Concord, California 94520, or at such other place as may be designated in writing by Lender, the principal sum of ONE HUNDRED FIFTY MILLION AND NO/100THS DOLLARS ($150,000,000.00) (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	GUARANTY AND INDEMNITY DEED OF TRUST. This Note is guaranteed by a Repayment Guaranty of even date herewith from PR PRINCE GEORGE’S PLAZA LLC, a Delaware limited liability company (“Trustor”) to Lender (“Guaranty”), which Guaranty is secured by, among other things, that Indemnity Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) (“Deed of Trust”) of even date herewith from Trustor, identifying the Guaranty as an obligation secured thereby and encumbering certain real property described therein (“Property”) given by Trustor for the benefit of Mortgage Electronic Registration Systems, Inc. a Delaware corporation, as nominee for Lender, identifying this Note as an obligation secured thereby and encumbering the Property.

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Actual Debt Service” shall mean the monthly debt service for the Loan multiplied by twelve (12).

“Annual Budget” shall mean an annual budget detailing all reasonable operating expenses of the Property, including, without limitation, those for maintenance, repairs, annual taxes, insurance, utilities and other annual expenses (including capital expenditures) that are standard and customary for properties similar to the Property.

“Approved Closing Costs” shall mean, with respect to the Approved Sale of a Release Property, all reasonable and customary closing costs and adjustments not to exceed the lesser of: (a) five percent (5%) of the applicable Gross Sale Proceeds, or (b) the amount actually incurred and paid by Borrower (without contribution by the contract buyer) and reasonably approved by Lender, including, without limitation, title insurance premiums and charges, the contributions made by Borrower to buyer’s closing costs, broker’s commissions, attorneys’ fees, recording charges, transfer taxes and other customary closing costs (but expressly excluding any approved holdback or any amount Borrower is required to pay on account of common area charges or real estate taxes).

“Approved Sale” shall mean a sale, transfer or conveyance of a Release Parcel pursuant to the terms of Section 6.26 of the Deed of Trust.

“Borrower’s Certificate” shall mean that certain Borrower’s SPE Certificate, dated as of the date hereof, delivered by Borrower to Lender in connection with the Loan with respect to the representations, warranties and covenants regarding organizational status of Borrower.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Cash Flow” shall mean, on an annual basis, as of the Testing Date, the actual rental payments (including, but not limited to, payments for taxes, insurance and operating expenses) with respect to the Property actually received by Borrower for the twelve (12) calendar month period which ended on the Testing Date, minus the actual Operating Expenses for such period. Cash Flow shall be increased by the amounts of any extraordinary non-recurring maintenance items that were incurred during such twelve (12) calendar month period.

“Cash Management Agreement” shall have the meaning set forth in Section 3.12 of Exhibit A attached hereto.

“Code” means the Internal Revenue Code of 1986, as amended to date and as further amended from time to time, or any successor statutes thereto, together with applicable regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning stated in the Deed of Trust.

“Debt Service Coverage Ratio” shall mean the ratio of (1) the Cash Flow to (2) the Actual Debt Service.

“Default” shall have the meaning stated in the Deed of Trust.

“Default Rate” means the lesser of (a) a fixed annual rate equal to 5% plus the Note Rate and (b) the maximum rate of interest permitted by applicable law.

“Defeasance” means the Borrower’s substitution of Collateral and Lender’s release of the lien of the Deed of Trust upon satisfaction of all of the terms and conditions of Section 12.

“Defeasance Collateral” means obligations or securities, not subject to prepayment, call or early redemption, each of which qualifies as a “Government Security” as defined in Section 2(a)(16) of the Investment Company Act of 1940, as amended (15 U.S.C. §80a-1 et seq.), together with all revenues and proceeds of such obligations or securities.

“Defeasance Date” means the date upon which the Defeasance is completed.

“Defeasance Option End Date” means February 28, 2017.

“Defeasance Option Period” means the period from and including the Defeasance Option Start Date to and including the Defeasance Option End Date.

“Defeasance Option Start Date” means the earlier of (a) the twenty-fifth Due Date following the Startup Day of any REMIC which holds this Note on the Defeasance Date and (b) June 1, 2010.

“Defeasance Security Agreements” means a pledge and security agreement and an account control agreement, each in form and substance customary in commercial mortgage defeasance transactions.

“Disbursement Date” means the date upon which the Loan proceeds are funded by Lender into escrow in connection with the closing of the Loan.

“DSCR Cure” means the date subsequent to a DSCR Trigger Event upon which Borrower provides evidence to Lender, reasonably acceptable to Lender, that (i) the Debt Service Coverage Ratio in connection with the Loan is equal to or greater than 1.05 to 1.00 for two (2) consecutive full calendar quarters subsequent to any DSCR Trigger Event and (ii) no Default has occurred and is continuing.

“DSCR Trigger Event” shall mean the date upon which the Debt Service Coverage Ratio is less than 1.05 to 1.00.

“Due Date” means the first day of each calendar month during the period commencing on the First Due Date and ending on May 1, 2017.

“Effective Date” means the earlier of (a) the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located and (b) the date Lender authorizes the Loan proceeds to be released to Borrower.

“First Due Date” means June 1, 2007.

“First I/O Due Date” means July 1, 2007.

“Go Dark Cure” means the date subsequent to a Go Dark Trigger Event upon which Borrower provides evidence to Lender, reasonably acceptable to Lender, that (A) (i) the Debt Service Coverage Ratio in connection with the Loan is equal to or greater than 1.10 to 1.00 for two (2) consecutive full calendar quarters subsequent to any DSCR Trigger Event or (ii) a replacement tenant, acceptable to Lender, for Target Corporation, J.C. Penney Company, Inc. or Federated Department Stores, Inc., or any of their respective successors and/or assign (as applicable) shall be in possession of, and open for business in, the space previously occupied by Target Corporation, J.C. Penney Company, Inc. or Federated Department Stores, Inc., or any of their respective successors and/or assign (as applicable), as evidenced by an estoppel delivered by such replacement tenant, which such estoppel shall be acceptable to Lender in all material respects and (B) no Default has occurred and is continuing.

“Go Dark Trigger Event” shall mean the date upon which (i) any one of (a) Target Corporation, (b) J.C. Penney Company, Inc. or (c) Federated Department Stores, Inc. shall cease operating for business (including being open to the public for retail purposes) at the Property and (ii) the Debt Service Coverage Ratio is less than 1.10 to 1.00.

“Gross Sale Proceeds” shall mean the contract sales price of a Release Parcel.

“I/O Payment Amount” means an amount equal to the amount of interest accrued on the Loan at the Note Rate calculated on an Actual/360 Basis for (i) with respect to the First Due Date, the period beginning on and including the Disbursement Date through and including the last day of the calendar month in which the Disbursement Date occurs (provided, that, if the Disbursement Date is the first day of a calendar month, no such payment shall be required on the First Due Date) and (ii) with respect to each Due Date thereafter, the calendar month immediately preceding the applicable Due Date.

“Loan Documents” means the documents identified as such in Exhibit B.

“Loan-To-Value Ratio” shall mean a percentage, calculated by taking a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the value of all of applicable Release Parcels (not yet released) and the Remaining Property based on current appraisals thereof and (ii) any Net Sales Proceeds delivered to Lender in connection with a Partial Release (as defined in the Deed of Trust), multiplied by one hundred (100) percent.

“Maturity Date” means June 1, 2017.

“Maximum LTV” means a Loan-to-Value Ratio of 78.9%.

“Minimum Debt Service Coverage Ratio” shall mean a Debt Service Coverage Ratio of at least 1.30 to 1.00.

“Net Sales Proceeds” means an amount, if any, by which the Gross Sale Proceeds from an Approved Sale of a Release Property (as defined in the Deed of Trust) exceeds the sum of the Approved Closing Costs for the sale of such Release Property.

“Note Rate” means a fixed annual rate of 5.513%.

“Open Period Start Date” means March 1, 2017.

“Operating Expenses” shall mean all reasonable operating expenses of the Property, including, without limitation, those for maintenance, repairs, annual taxes, insurance, utilities, management fee equal to four percent (4%) of the difference of (i) Gross Income (as defined in the Cash Management Agreement) minus (ii) an amount equal to the sum of all reimbursements paid to Trustor by any tenants pursuant to any Leases, normalized capital expenditures equal to $0.20 per square foot per annum, and normalized tenant improvement and leasing commission expenditures equal to $0.44 per square foot per annum, and other annual expenses that are standard and customary for properties similar to the Property, and which are set forth in the Annual Budget. Operating Expenses for this purpose shall not include any interest or principal payments on the Loan or any allowance for depreciation.

“Prepayment Lockout End Date” means February 28, 2017.

“Prepayment Lockout Period” means the period from and including the Effective Date to and including the Prepayment Lockout End Date.

“Rating Agencies” means prior to a Securitization, Fitch, Inc. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Rating Services (“S&P”) or any other nationally-recognized statistical rating organization that is a successor to any of the foregoing or that has been approved by Lender and which will rate (or are anticipated to rate) the Securities in connection with the Securitization and, after a Securitization, any of the foregoing that have rated the Securities.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.

“Release Parcel” shall have the meaning set forth in the Deed of Trust.

“REMIC” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“Remainder Property” means any portion of the Property that is not released from the lien of the Deed of Trust as a result of a Partial Release (as defined in the Deed of Trust).

“Securities” means any certificates, notes, or other securities issues in connection with a Securitization.

“Securitization” shall mean the securitization of the Loan or any portion thereof in a single asset securitization or a pooled loan securitization.

“Startup Day” means the “startup day” within the meaning of Section 860G(a)(9) of the Code.

“Successor Borrower” means an entity designated by Borrower, and approved by Lender, whose sole purpose is to own the Defeasance Collateral delivered by Borrower under Section 12 and assume Borrower’s obligations with respect to the Loan either alone, or together with the Defeasance Collateral for other, previously defeased loans or portions of loans assumed by Successor Borrower which are also held by the REMIC that holds this Note. Successor Borrower shall, in either case, be restricted from taking actions that could result in its bankruptcy or dissolution.

“Testing Date” shall mean March 31, June 30, September 30 and December 31 of each calendar year, with the first such Testing Date commencing as of September 30, 2007.

“Trigger Event” shall mean (i) the occurrence of a Default beyond any applicable notice and cure period, (ii) the occurrence of a DSCR Trigger Event or (iii) the occurrence of a Go Dark Trigger Event.

4.	INTEREST; PAYMENTS.

4.1	Interest Accrual. Interest on the outstanding principal balance of this Note shall accrue from the Disbursement Date at the Note Rate calculated on an Actual/360 Basis.

4.2	Payments. Monthly payments of interest only, each in the I/O Payment Amount, shall commence on the First Due Date (provided that if the Disbursement Date is the first day of a calendar month, no payment shall be required on the First Due Date) and continue on each Due Date thereafter. On the Maturity Date, all unpaid principal and accrued but unpaid interest shall be due and owing in full. All interest shall be paid in arrears. Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under this Note or the other Loan Documents shall be made to Lender not later than 12:00 noon, California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

4.3	[Intentionally deleted].

4.4	Application of Payments. In the absence of a specific determination by Lender to the contrary, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Borrower irrevocably waives the right to direct the application of any payments at any time received by Lender from or on behalf of Borrower, and Borrower agrees that Lender shall have the continuing exclusive right to apply any such payments to the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

5.	LATE CHARGE; DEFAULT RATE.

5.1	Late Charge. If all or any portion of any payment (including, without limitation, any payment of any interest, I/O Payment amount, impound or other deposit) required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the fourth day following the day on which the payment is due Borrower shall pay a late or collection charge, as liquidated damages, equal to 5% of the amount of such unpaid payment. If all or any portion of the payment due on the Maturity Date is paid after the Maturity Date and on a date which is not the first day of a month, Borrower shall pay a late or collection charge, as liquidated damages, equal to the interest which would have accrued on such amount during the period commencing on the date payment of such amount is actually made and ending on the last day of the calendar month in which payment of such amount is actually made. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses.

5.2	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower, all sums owing on this Note shall bear interest until paid in full at the Default Rate.

6.	MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

7.	ACCELERATION. If (a) Borrower shall fail to pay when due any sums payable under this Note; (b) any other Default shall occur; or (c) any other event or condition shall occur which, under the terms of the Deed of Trust or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable; provided, however, that if the Deed of Trust or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Deed of Trust or such other Loan Document.

8.	BORROWER’S LIABILITY.

8.1.	Limitation. Except as otherwise provided in this Section 8, Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property and the Collateral.

8.2.

Exceptions. Nothing contained in Section 8.1 or elsewhere in this Note or the other Loan Documents, however, shall limit in any way the personal liability of Borrower owed to Lender (a) for any Losses (as defined herein) incurred by Lender (including, without limitation, any impairment of Lender’s security for the Loan) with respect to any of the following matters: (i) fraud or willful misrepresentation; (ii) intentional material physical waste of the Property or the Collateral by Borrower and/or any of its affiliates; (iii) failure to pay or cause to be paid property or other taxes, assessments or charges (other than amounts paid to Lender for taxes, assessments or charges pursuant to Impounds as defined in Exhibit A and where Lender elects not to apply such funds toward payment of the taxes, assessments or charges owed) which may create liens senior to the lien of the Deed of Trust on all or any portion of the Property, but only to the extent that the cash flow from the operation of the Property (after payment of debt service) shall be sufficient to pay such taxes, assessments or charges; (iv) failure to deliver or cause to be delivered any insurance or condemnation proceeds or awards or any security deposits received by Borrower or Trustor to Lender or to otherwise apply or cause to be applied such sums as required under the terms of the Loan Documents or any other instrument now or hereafter securing this Note; (v) failure to apply or cause to be applied any rents, royalties, accounts, revenues, income, issues, profits and other benefits from the Property which are collected or received by Borrower or Trustor during the period of any Default or after acceleration of the indebtedness and other sums owing under the Loan Documents to the payment of either (A) such indebtedness or other sums or (B) the normal and necessary operating expenses of the Property; (vi) any breach by Borrower or Trustor of any covenant or indemnity regarding Hazardous Materials (as defined in the Deed of Trust) contained in the Loan Documents or any indemnity agreement executed by Trustor in favor of Lender in connection with the Loan (“Hazardous Materials Indemnity Agreement”) or any representation or warranty of Borrower or Trustor regarding Hazardous Materials contained in the Loan Documents or any Hazardous Materials Indemnity Agreement proving to have been untrue when made; (vii) any and all mortgage and recordation taxes that are or may become due and payable at any time (A) in connection with the making of the Loan, (B) in connection with the recordation of the Deed of Trust, and (C) otherwise arising out of this Loan transaction; (viii) the breach by Borrower or Trustor of any indemnification of Lender as set forth in Section 6.25 of the Deed of Trust; (ix) in the event of a Default resulting from a breach by Trustor of any representation, warranty or covenant contained in Section 5.2 of the Deed of Trust or a breach by Borrower or any representation, warranty or covenant contained in the Borrower’s Certificate by Borrower with regard to actions or omissions which occurred prior to the date hereof; or (x) failure of Borrower or Trustor to deliver to Lender a letter from the applicable department of Prince George’s County certifying that the Property is free of any zoning and building code violations (including, without limitation, any violation that exists in connection with the failure of any required certificates of occupancy to be issued) or, to the extent such letter discloses any zoning and/or building code violations, the failure of Borrower or Trustor to cure, or cause the cure of, such zoning and/or building code violations; (b) in the event the Property or the Collateral shall become an asset in (i) a voluntary bankruptcy or insolvency proceeding or (ii) an involuntary bankruptcy or insolvency proceeding (other than one filed by Lender) which is not dismissed within 90 days of filing; or (c) in the event of a Default resulting from a Prohibited Property Transfer (as defined in the Deed of Trust) or a Prohibited Equity Transfer (as defined in the Deed of Trust).

Borrower’s liability with respect to the obligations set forth in subsection (a)(x) above shall be null and void upon delivery to Lender of evidence, reasonably acceptable to Lender, that the Property is free and clear of all zoning and building code violations (which such evidence may include a letter from the applicable department of Prince George’s County certifying the Property is free of any zoning and building code violations). Upon receipt of acceptable evidence that the Property is free and clear of all zoning and building code violations, Lender shall deliver to Borrower and/or Trustor an acknowledgment that Borrower’s liability with respect to the obligations set forth in subsection (a)(x) above is then null and void.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, but not limited to, legal fees and other costs of defense).

8.3	No Release or Impairment. Nothing contained in Section 8.1 shall be deemed to release, affect or impair the indebtedness evidenced by this Note or the obligations of Borrower under, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

8.4	Prevail and Control. The provisions of this Section 8 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.

8.5	Deed of Trust Acknowledgement. Borrower agrees and acknowledges that the provisions of Sections 6.19, 6.22 and 6.25 of the Deed of Trust are hereby incorporated herein by reference and Borrower hereby agrees to be bound by the obligations set forth in such provisions as incorporated herein.

9.	NON-TRUSTOR BORROWER. If any Borrower is not also a Trustor (as defined in the Deed of Trust), such Borrower hereby makes all representations and warranties contained in Article 5 of the Deed of Trust, all covenants contained in Section 6.15 of the Deed of Trust, and all indemnities contained in Section 6.19 of the Deed of Trust, jointly and severally with the Trustor, to and for the benefit of Beneficiary and Beneficiary Group (both as defined in the Deed of Trust).

10.	MISCELLANEOUS.

10.1.	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

10.2.	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

10.3.	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Deed of Trust shall constitute a waiver of any breach, default or failure of condition under this Note, the Deed of Trust or the obligations secured thereby. A waiver of any term of this Note, the Deed of Trust or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.4.	Time of the Essence. Time is of the essence with respect to every provision hereof.

10.5.

Governing Law. This Note was accepted by Lender in the State of New York, which state the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby. Accordingly, in all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Deed of Trust and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such state and any applicable law of the United States of America, except that at all times the provisions for the enforcement of Lender’s STATUTORY POWER OF SALE granted under the Deed of Trust securing this Note and the creation, perfection and enforcement of the security interests created pursuant thereto and pursuant to the other Loan Documents shall be governed by and construed according to the law of the state where the Property is located. Except as provided in the immediately preceding sentence, Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than New York governs the Deed of Trust, this Note and the other Loan Documents.

10.6.	Consent to Jurisdiction. Borrower irrevocably submits to the jurisdiction of: (a) any state or federal court sitting in the State of New York over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; (b) any state or federal court sitting in the state where the Property is located or the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Note or the Loan evidenced hereby; and (c) any state court sitting in the county of the state where the Property is located over any suit, action, or proceeding, brought by Lender to exercise its STATUTORY POWER OF SALE under the Deed of Trust or any action brought by the Lender to enforce its rights with respect to the Collateral. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.7.	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

10.8.	Heirs, Successors and Assigns. All of the terms, covenants, conditions and indemnities contained in this Note and the other Loan Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in this Note or the other Loan Documents.

10.9.	Severability. If any term of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

10.10.	Consents and Approvals. Wherever Lender’s consent, approval, acceptance or satisfaction is required under any provision of this Note or any of the other Loan Documents, such consent, approval, acceptance or satisfaction shall not be unreasonably withheld, conditioned or delayed by Lender unless such provision expressly so provides.

10.11.	Notices. All notices and other communications that are required or permitted to be given to a party under this Note shall be in writing and shall be sent to such party, either by personal delivery, by overnight delivery service, by certified first class mail, return receipt requested, or by facsimile transmission to the address or facsimile number below. All such notices and communications shall be effective upon receipt of such delivery or facsimile transmission. The addresses and facsimile numbers of the parties shall be:

Borrower:	Lender:
PR Hyattsville LLC	Wells Fargo Bank, National Association
c/o PREIT Associates, L.P.	1320 Willow Pass Road, Suite 300
200 South Broad Street, Third Floor	Concord, CA 94520
Philadelphia, PA 19102	Loan No. 51-0906315
Attention: Andrew M. Ioannou	FAX No.: (925) 691-5249
FAX No.: (215) 546-8562

10.12.	Exhibits. Exhibits A and B attached hereto are incorporated herein by this reference.

11.	PREPAYMENT—DEFEASANCE ONLY. Borrower acknowledges that any prepayment of this Note will cause Lender to lose its interest rate yield on this Note and will possibly require that Lender reinvest any such prepayment amount in loans of a lesser interest rate yield (including, without limitation, in debt obligations other than first mortgage loans on commercial properties). As a consequence, Borrower agrees as follows, as an integral part of the consideration for Lender’s making the Loan:

11.1.	Voluntary Prepayment. Any voluntary prepayment of this Note: (a) is prohibited during the Prepayment Lockout Period, and (b) is permitted in full only, and not in part.

11.2.	Prepayment Charge.

(a)

Basic Charge. Except as provided below, if this Note is prepaid prior to the Open Period Start Date, whether such prepayment is involuntary or upon acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to all other sums then due and owing to Lender under the Loan Documents) a prepayment charge equal to the greater of the following two amounts: (i) an amount equal to 1% of the amount prepaid; or (ii) an amount equal to (A) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required under this Note, calculated by discounting such payments from their respective Due Dates (or, with respect to the payment required on the Maturity Date, from the Maturity Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (B) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. For purposes of the foregoing, “Periodic Treasury Yield” means (iii) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Maturity Date (or if two or more such securities have maturity dates equally close to the Maturity Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth Business Day preceding the prepayment date, divided by (iv) 12, if the Due Dates are monthly, or 4, if the scheduled Due Dates are quarterly.

(b)	Additional Charge. If this Note is prepaid on any day other than a Due Date, whether such prepayment is voluntary, involuntary or upon full acceleration of the principal amount of this Note by Lender following a Default, Borrower shall pay to Lender on the prepayment date (in addition to the basic prepayment charge described in Section 11.2.a above and all other sums then due and owing to Lender under this Note and the other Loan Documents) an additional prepayment charge equal to the interest which would otherwise have accrued on the amount prepaid (had such prepayment not occurred) during the period from and including the prepayment date to and including the last day of the month in which the prepayment occurred.

(c)	Exclusion. Notwithstanding the foregoing, no prepayment charge of any kind shall apply in respect to any prepayment resulting from Lender’s application of any insurance proceeds or condemnation awards to the outstanding principal balance of the Loan.

11.3.	Effect of Prepayment. No partial prepayment of this Note shall change any Due Date or the I/O Payment Amount, unless Lender otherwise agrees in writing.

[TEXT CONTINUES ON FOLLOWING PAGE]

11.4.	Waiver. Borrower waives any right to prepay this Note except under the terms and conditions set forth in this Section 11 and agrees that if this Note is prepaid, Borrower shall pay the prepayment charge set forth above. Borrower hereby acknowledges that: (a) the inclusion of this waiver of prepayment rights and agreement to pay the prepayment charge for the right to prepay this Note was separately negotiated with Lender; (b) the economic value of the various elements of this waiver and agreement was discussed; and (c) the consideration given by Borrower for the Loan was adjusted to reflect the specific waiver and agreement negotiated between Borrower and Lender and contained herein.

Borrower’s Initials

[TEXT CONTINUES ON FOLLOWING PAGE]

12.	DEFEASANCE-FULL.

12.1.	Borrower Right to Defease. At any time during the Defeasance Option Period, Borrower may elect to effect a Defeasance in accordance with the provisions of this Section 12, at Borrower’s sole cost and expense.

12.2.	Conditions. Borrower shall only have the right to cause a Defeasance if all of the following conditions have been satisfied:

(a)	Notice. Borrower shall give at least 60 days but not more than 90 days written notice to Lender specifying the Borrower’s intended Defeasance Date. Simultaneously with the delivery of such notice, Borrower shall deposit with Lender an amount estimated by Lender to be sufficient to reimburse Lender’s anticipated expenses in connection with the Defeasance, for which Borrower shall be solely responsible whether or not the Defeasance shall be completed. If any such notice shall have been given by Borrower, Borrower shall be obligated to complete the Defeasance on the Defeasance Date, unless such notice is revoked in writing by Borrower prior to the Defeasance Date. Upon completion of the Defeasance or revocation by Borrower as specified above, Lender shall return any surplus deposit to Borrower;

(b)	No Default. No Default shall exist or would exist with notice or passage of time, or both, either on the date of receipt of Borrower’s notice under Section 12.2.a above or on the Defeasance Date;

(c)	Payments. Borrower shall pay in full, on or before the Defeasance Date (i) all unpaid interest accruing under this Note to and including the Defeasance Date (or otherwise cause Successor Borrower to assume liability for such interest), (ii) all other sums due under this Note and the other Loan Documents on or before the Defeasance Date, (iii) all escrow, closing, recording, legal, appraisal, Rating Agency and other fees, costs and expenses paid or incurred by Lender or its agents in connection with the Defeasance, the release of the lien of the Deed of Trust on the Property, the review of the proposed Defeasance Collateral and the preparation of the Defeasance Security Agreements and related documentation, and (iv) any revenue, documentary stamp, intangible or other taxes, charges or fees due in connection with the transfer or assumption of this Note or the Defeasance;

(d)	Deliveries. Borrower shall, at Borrower’s sole cost and expense, deliver the following items to Lender on or before the Defeasance Date:

(i)

The Defeasance Collateral, as substitute collateral for the Loan, provided however the principal and interest payments under the Defeasance Collateral (without regard to earnings from reinvestment of proceeds) must be, in timing and amounts, sufficient to provide for payment prior, but as close as possible, to (A) all Due Dates occurring after the Defeasance Date, (with each such payment being equal to or greater than the amount of the corresponding I/O Payment Amount) and (B) the Maturity Date (with such payment being equal to or greater than the amount of the principal and interest payment due on the Maturity Date); and provided further, however, that Borrower shall take such actions, enter such agreements and issue such orders or directions (including those specified below), as are necessary or appropriate and in accordance with customary commercial standards to effectuate book-entry transfers and pledges through the book-entry facilities of the institution holding the Defeasance Collateral or otherwise to create and perfect a valid, enforceable, first priority security interest in the Defeasance Collateral in favor of Lender;

(ii)	The Defeasance Security Agreements creating, attaching and perfecting a first priority security interest in favor of Lender in the Defeasance Collateral under the law of the jurisdiction selected by Lender, which agreements shall provide, among other things, that all payments generated by the Defeasance Collateral shall be paid directly to Lender and applied by Lender to amounts then due and payable under this Note;

(iii)	A certificate of Borrower certifying that all of the requirements of this Section 12 have been satisfied;

(iv)	Opinions of counsel for Borrower, addressed to Lender and all Rating Agencies and delivered by counsel satisfactory to Lender, subject only to customary assumptions, qualifications and exceptions, stating, among other things, that (A) Lender has a perfected first priority security interest in the Defeasance Collateral, (B) the Defeasance Security Agreements are enforceable against Borrower in accordance with their terms and (C) any REMIC that holds this Note immediately prior to the Defeasance Date will not, as a result of the Defeasance, fail to maintain its status as a REMIC;

(v)	A certificate, addressed to Lender and all Rating Agencies, from a firm of independent certified public accountants acceptable to Lender, subject only to customary assumptions, qualifications and exceptions, certifying that the Defeasance Collateral satisfies the requirements of Section 12.2.d. (i) above and certifying that in no fiscal year of Successor Borrower will the interest earned on the Defeasance Collateral exceed the interest payable for the same period on the Loan under this Note;

(vi)	If this Note is held by a REMIC, written evidence from all of the Rating Agencies that the Defeasance will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the Defeasance for any securities representing interests in such REMIC which are then outstanding; and

(vii)	Such other certificates, opinions, documents or instruments as are customary in commercial mortgage defeasance transactions to effect the Defeasance.

(e)	Release of Lien. Upon satisfaction of all conditions specified in this Section 12, the Property and the Collateral shall be released from the lien of the Deed of Trust and the other Loan Documents, and the Defeasance Collateral and the proceeds thereof shall constitute the only collateral securing the obligations of Borrower under this Note and the other Loan Documents. Lender shall, at Borrower’s expense, prepare, execute and deliver any instruments reasonably necessary to release the lien of the Deed of Trust from the Property and the Collateral.

(f)

Assignment and Assumption. In connection with the Defeasance, Borrower shall, at the request of Lender, assign all of its right, title and interest in and to the pledged Defeasance Collateral and all its obligations and rights under this Note and the Defeasance Security Agreements to Successor Borrower. Successor Borrower shall execute an assumption agreement in form and substance customary in commercial mortgage defeasance transactions, pursuant to which it shall assume Borrower’s obligations under this Note and the Defeasance Security Agreements. As conditions to such assignment and assumption, Borrower shall (i) deliver to Lender opinions of counsel addressed to Lender and all Rating Agencies, in form and substance customary in commercial Defeasance transactions and delivered by counsel satisfactory to Lender, and subject only to customary assumptions, qualifications and exceptions, stating, among other things, that such assumption agreement is enforceable against Borrower and Successor Borrower in accordance with its terms and that this Note and the Defeasance Security Agreements, as so assumed, are enforceable against Successor Borrower in accordance with their respective terms, and that the bankruptcy of any affiliate of Successor Borrower will not affect the assets of Successor Borrower; and (ii) pay all costs and expenses incurred by Lender or its agents in connection with such assignment and assumption (including, without limitation, the formation or review of Successor Borrower and the preparation of the assumption agreement and related documentation). Upon such assumption by Successor Borrower, Borrower shall be relieved of its obligations under this Note, the Defeasance Security Agreements and the other Loan Documents other than (iii) representations and warranties made in connection with the Defeasance, (iv) the obligation to effect the

Defeasance in accordance with this Section 12, and to provide further assurances as necessary to do so, (v) liability for losses to Lender resulting from an avoidance, rescission or set-aside of the Defeasance as a result of actions taken or suffered by Borrower, and (vi) those obligations which are specifically intended to survive the repayment of the Loan or other termination, satisfaction or assignment of this Note, the Defeasance Security Agreements or the other Loan Documents or Lender’s exercise of its rights and remedies under any of such documents and instruments.

13.	WAIVER OF JURY TRIAL. LENDER AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF LENDER OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER TO MAKE THE LOAN TO BORROWER.

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IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note Secured by Repayment Guaranty as of the day and year first written above.

BORROWER:

PR HYATTSVILLE LLC, a Delaware limited liability company

By:	/s/ Robert F. McCadden
Name:	Robert F. McCadden
Title:	President

Loan No. 51-0906315

EXHIBIT A TO PROMISSORY NOTE

Additional Terms And Conditions

This Exhibit A is attached to and forms a part of that Promissory Note (“Note”) executed by PR HYATTSVILLE LLC, a Delaware limited liability company (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

1.	DISBURSEMENT OF LOAN PROCEEDS; LIMITATION OF LIABILITY. Borrower hereby authorizes Lender to disburse the proceeds of the Loan, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to First American Title Insurance Company. With respect to such disbursement, Borrower understands and agrees that Lender does not accept responsibility for errors, acts or omissions of others, including, without limitation, the escrow company, other banks, communications carriers or clearinghouses through which the transfer of Loan proceeds may be made or through which Lender receives or transmits information, and no such entity shall be deemed Lender’s agent. As a consequence, Lender shall not be liable to Borrower for any actual (whether direct or indirect), consequential or punitive damages which may arise with respect to the disbursement of Loan proceeds, whether or not (a) any claim for such damages is based on tort or contract, or (b) either Lender or Borrower knew or should have known of the likelihood of such damages in any situation.

2.	FINANCIAL STATEMENTS.

2.1	Statements Required. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide or cause to be provided Lender the following for Borrower and/or Trustor (collectively, “Financial Reports”), as applicable:

(a)	Operating Statement. Not later than 30 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 60 days after and as of the end of each calendar quarter, Borrower shall deliver to Lender an operating statement, signed and dated by Trustor, showing all revenues and expenses during such month or quarter and year-to-date, relating to the Property, including, without limitation, all information requested under any of the Loan Documents;

(b)	Rent Roll. Not later than 30 days after and as of the end of each calendar month during the period prior to any sale of the Loan, and thereafter not later than 60 days after and as of the end of each calendar quarter, Borrower shall deliver to Lender a rent roll signed and dated by Trustor, showing the following lease information with regard to each tenant: the name of the tenant, monthly or other periodic rental amount and dates of commencement and expiration of the lease;

EXHIBIT A

(c)	Annual Balance Sheet. If requested by Lender, not later than 120 days after and as of the end of each fiscal year, Borrower shall deliver to Lender a balance sheet, signed and dated by Borrower or Trustor (as the case may be) and certified by the chief financial officer of each Borrower or Trustor (or a duly authorized agent of such Borrower or Trustor) showing all assets and liabilities of Borrower and Trustor;

(d)	Annual Budget. Not later than 120 days after and as of the end of each fiscal year, Borrower shall deliver, or cause Trustor to deliver, to Lender the Annual Budget detailing the projected operating expenses and capital expenditures for the Property for the next fiscal year, signed and dated by Trustor to be a true, complete and correct copy of the Annual Budget adopted by Trustor for such fiscal year and upon and after the occurrence of a Trigger Event, the same shall be reasonably approved by Lender;

(e)	Annual Operating Statement. Not later than 120 days after and as of the end of the applicable fiscal year, Borrower shall deliver to Lender an unaudited operating statement showing all revenues and expenses during said fiscal year relating to the Property and certified by the chief financial officer of Borrower or Trustor;

(f)	Occupancy Report. Not later than 30 days after and as of the end of each calendar month, upon Lender’s request, during the period prior to any sale of the Loan, and thereafter not later than 60 days after and as of the end of each calendar quarter, Borrower shall deliver to Lender a summary report containing each of the following with respect to the Property for the most recently completed calendar month or quarter (as applicable): (A) aggregate sales (to the extent applicable) by tenants under leases on an actual and on a comparable store basis, and (B) aggregate occupancy of the Property by anchor space and in-line store space;

(g)	Quarterly Debt Service Coverage Ratio Statement. Not later than sixty (60) days after the end of each calendar quarter, a debt service coverage ratio statement setting forth the Debt Service Coverage Ratio for the applicable quarter acceptable to Lender; and

(h)	Other Information. From time to time, upon Lender’s delivery to Borrower or Trustor of at least 30 days’ prior written notice, such other information with regard to Borrower, Trustor, principals of Borrower or Trustor, guarantors or the Property as Lender may reasonably request in writing.

Notwithstanding the foregoing, Borrower and/or Trustor shall not be obligated to deliver any Financial Reports for the fourth (4th) calendar quarter provided such information is provided to Lender in annual reports delivered no later than 120 days after and as of the end of the applicable calendar year.

EXHIBIT A

2.2.	Form; Warranty. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 2.1 shall: (a) be complete and correct in all material respects; (b) present fairly the financial condition of the party; (c) disclose all liabilities that are required to be reflected or reserved against; (d) be prepared in accordance with the same accounting standard used by Borrower and Trustor to prepare the financial statements delivered to and approved by Lender in connection with the making of the Loan or other accounting standards acceptable to Lender; and (e) shall be in hardcopy and electronic format, as available. Borrower agrees that all rent rolls and other information to be delivered to Lender pursuant to Section 2.1 shall not contain any misrepresentation or omission of a material fact.

2.3.	Late Charge. If any financial statement, leasing schedule or other item required to be delivered to Lender pursuant to Section 2.1 is not delivered within ten (10) Business Days following written request by Lender, Borrower shall promptly pay to Lender, as a late charge, the sum of $500 per item. In addition, Borrower shall promptly pay to Lender an additional late charge of $500 per item for each full month during which such item remains undelivered following written notice from Lender. Borrower acknowledges that Lender will incur additional expenses as a result of any such late deliveries, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 2.3 are a reasonable estimate of such expenses.

3.	IMPOUNDS.

3.1.	Tax Impound. Borrower shall deposit or cause to be deposited with Lender the following amount(s) (collectively, “Tax Impound”): On the First I/O Due Date and on each Due Date thereafter, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay the taxes, assessments and other liabilities payable by Trustor under Section 6.9 of the Deed of Trust (“Taxes”) at least 45 days prior to each date on which Taxes become delinquent (“Delinquency Date”). If Lender determines at any time that the Tax Impound will not be sufficient to pay any Taxes at least 45 days prior to the Delinquency Date, Lender shall notify Borrower or Trustor of such determination and Borrower or Trustor shall deposit with Lender the amount of such deficiency not more than 10 days after Borrower’s or Trustor’s receipt of such notice; provided, however, if Borrower or Trustor receives notice of any such deficiency less than 45 days prior to the Delinquency Date, Borrower or Trustor shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s or Trustor’s receipt of such notice but in no event later than the Business Day immediately preceding the Delinquency Date. So long as no Default exists, Lender shall apply the Tax Impound to the payment of the Taxes.

3.2.

Insurance Impound. Borrower shall deposit with Lender the following amounts(s) (collectively, “Insurance Impound”): On the First I/O Due Date and on each Due Date thereafter, an amount estimated from time to time by Lender in its

EXHIBIT A

reasonable discretion to be sufficient to pay the premiums for insurance required to be maintained by Trustor under Section 6.10 of the Deed of Trust (“Insurance Premiums”) at least 45 days prior to the date on which the current such insurance policies expire (“Insurance Expiration Date”). If Lender determines at any time that the Insurance Impound will not be sufficient to pay the Insurance Premiums at least 45 days prior to the Insurance Expiration Date, Lender shall notify Borrower or Trustor of such determination and Borrower or Trustor shall deposit with Lender the amount of such deficiency not more that 10 days after Borrower’s or Trustor’s receipt of such notice; provided, however, if Borrower or Trustor receives notice of any such deficiency less than 45 days prior to the Insurance Expiration Date, Borrower or Trustor shall deposit the amount of such deficiency with Lender not more than 3 Business Days after Borrower’s or Trustor’s receipt of such notice but in no event later than the day immediately preceding the Insurance Expiration Date. So long as no Default exists, Lender shall apply the Insurance Impound to the payment of the Insurance Premiums.

3.3.	General TI Impound. Borrower or Trustor shall deposit with Lender the following amount(s) (collectively, “General TI Impound”): On the First I/O Due Date and on each Due Date thereafter, $34,000 or such other amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay for tenant improvements, leasing commissions and other leasing costs (collectively, “Leasing Costs”) that may be required for new or renewal tenants in the Property. So long as no Default exists, Lender shall disburse funds from the General TI Impound to Borrower or Trustor monthly, on a space by space basis. The portion of the General TI Impound to be disbursed with respect to any space (“General TI Impound Allocation”) shall equal an amount equal to the actual Leasing Costs incurred by Borrower. Lender shall disburse funds from the General TI Impound Allocation for any space upon Lender’s receipt and approval of each of the following with respect to such space:

(a)	Borrower’s or Trustor’s written request for such disbursement, including the name of the tenant and the location and total net rentable square feet contained in such space;

(b)	a complete copy of a fully executed new lease of such space or a renewal or extension of the current lease of such space for a term of not less than 5 years at market rent, certified by Trustor to be such;

(c)	with respect to any disbursement which, when added to all prior disbursements, is 90% or less of the original General TI Impound Allocation for such space:

(i)	a reasonably detailed description and cost breakdown of the Leasing Costs to be paid or reimbursed from the disbursement (“Cost Breakdown”);

EXHIBIT A

(ii)	Trustor’s certification that:

(A)	the Cost Breakdown is accurate and all tenant improvements shown in the Cost Breakdown have been completed lien-free, in a workmanlike manner and in accordance with the requirements of the lease and all laws;

(B)	Trustor has actually paid or incurred the Leasing Costs to be paid or reimbursed from the disbursement; and

(C)	the Leasing Costs to be paid or reimbursed from the disbursement are not in excess of the market-rates for these items;

(iii)	in connection with a disbursement in excess of $25,000, if required by Lender, an inspection report issued by an inspector selected and retained by Lender, the costs of which shall be paid by Borrower or Trustor, evidencing that all tenant improvements covered by the disbursement have been completed in a workmanlike manner and in accordance with applicable building codes; and

(iv)	if required by Lender, such other evidence as may be necessary to verify the current accuracy of the certification and any inspection report, if required, the costs of which shall be paid by Borrower or Trustor; and

(d)	with respect to any disbursement which, when added to all prior disbursements, is more than 90% of the original General TI Impound Allocation for such space:

(i)	if such disbursement pertains to space to be occupied by a tenant under a Major Lease, a current estoppel certificate executed jointly and severally by the tenant of the space and Trustor which shall include, without limitation, their acknowledgment that:

(A)	the lease is in full force and effect and neither Trustor nor the tenant is in default thereunder;

(B)	all tenant improvements required under the lease have been satisfactorily completed;

(C)	all conditions to the tenant’s occupancy of the space and the payment of rent have been satisfied; and

(D)	the tenant is in actual occupancy of and conducting business in the space;

EXHIBIT A

(ii)	if such disbursement pertains to space to be occupied by a tenant under a Lease which is not a Major Lease, a current estoppel certificate executed by Trustor which shall include, without limitation, their acknowledgment that:

(A)	the lease is in full force and effect and neither Trustor nor the tenant is in default thereunder;

(B)	all tenant improvements required under the lease have been satisfactorily completed;

(C)	all conditions to the tenant’s occupancy of the space and the payment of rent have been satisfied; and

(D)	the tenant is in actual occupancy of and conducting business in the space; and

(iii)	if required by Lender, such other evidence as may be necessary to verify the current accuracy of the estoppel certificate, the costs of which shall be paid by Borrower or Trustor.

3.4	[Intentionally deleted].

3.5.	[Intentionally deleted].

3.6	[Intentionally deleted].

3.7	[Intentionally deleted].

3.8	Capital Expenditures Impound. Borrower or Trustor shall deposit with Lender the following amount(s) (collectively, “Capital Expenditures Impound”): On the First I/O Due Date and on each Due Date thereafter, an amount estimated from time to time by Lender in its reasonable discretion to be sufficient to pay for payment or reimbursement of the Capital Expenditures (defined below). So long as no Default exists, Lender shall disburse funds from the Capital Expenditures Impound to Borrower or Trustor monthly, in increments of no less than $5,000 per disbursement, to pay or reimburse Borrower or Trustor for the Capital Expenditures; provided, however, that Lender shall have received and approved each of the following:

(a)	Borrower’s or Trustor’s written request for such disbursement, including a reasonably detailed description and cost breakdown of the Capital Expenditures covered by the request and Trustor’s certification that all such Capital Expenditures have been paid or incurred by Trustor for work completed lien-free and in a workmanlike manner;

(b)	copies of invoices supporting the request for such disbursement;

EXHIBIT A

(c)	in connection with a disbursement in excess of $25,000, if required by Lender, an inspection report signed by an inspector selected by Lender; and

(d)	such other evidence as Lender shall require in support of Trustor’s certification.

Trustor shall complete the lien-free performance or installation of the Capital Expenditures from time to time as necessary, in a workmanlike manner and in accordance with all applicable laws, ordinances, rules and regulations.

“Capital Expenditures” shall mean major repairs and replacements to maintain or improve the Property, including, without limitation, structural repairs, roof replacements, HVAC repairs and replacements, mechanical and plumbing repairs and replacements and boiler repair and replacements.

3.9	Disbursement. Lender shall disburse any Impounds to Borrower or Trustor through a funds transfer of such Impounds initiated by Lender to the following account or such other account as Borrower or Trustor specifies in a notice to Lender:

Bank Name:
ABA Routing No.:
Account Name:
Account Number:

Lender shall determine the funds transfer system and other means to be used in making each such disbursement. Borrower agrees that each such funds transfer initiated by Lender shall be deemed to be a funds transfer properly authorized by Borrower or Trustor, even if the transfer is not actually properly authorized by Borrower or Trustor. Borrower acknowledges that Lender shall rely on the account number and ABA routing number set forth above or specified in a notice from Borrower or Trustor to Lender, even if such account number identifies an account with a name different from the name so specified, or the routing number identifies a bank different from the bank so specified. If Borrower learns of any error in the transfer of any Impounds or of any transfer which was not properly authorized, Borrower shall notify Lender as soon as possible in writing but in no case more than 14 days after Lender’s first confirmation to Borrower of such transfer.

3.10

General. All deposits required to be made by Borrower or Trustor under this Section 3 constitute Impounds as defined in the Deed of Trust and reference is made to the Deed of Trust for other provisions regarding Impounds, including, without limitation, a description of the account(s) into which Impounds shall be deposited. Notwithstanding anything to the contrary in the Deed of Trust, the following Impounds shall bear interest at a rate established by Lender or its servicing agent, which may or may not be the highest rate then available: General TI Impound and Capital Expenditures Impound.

EXHIBIT A

Lender shall have the right to enter upon the Property at all reasonable times to inspect any work for which Impounds are now or hereafter required but Lender shall not be obligated to supervise or inspect any such work or to inform Borrower or Trustor or any third party regarding any aspect of any such work. Borrower or Trustor shall pay to Lender all reasonable fees, costs and expenses charged, paid or incurred by Lender from time to time in connection with any request of Borrower or Trustor for a disbursement of funds from the Impounds (other than the Tax Impound and the Insurance Impound). Borrower authorizes Lender to disburse directly to Lender, from the Impounds or from funds to be disbursed to Borrower or Trustor from the Impounds, such sums as may be necessary, at any time and from time to time, to pay all such fees, costs and expenses.

3.11	Waiver of Impounds. Notwithstanding anything to the contrary contained herein, Borrower shall not be required to make monthly deposits for the Impounds referenced in Sections 3.1, 3.2, 3.3 and 3.8 above until the occurrence and continuance of a Trigger Event. Upon the cure of a Trigger Event pursuant to the terms of the Loan Documents, and provided no additional Trigger Event shall have occurred, Lender shall transfer any such funds from the Impounds to Borrower’s Operating Account within ten (10) Business Days of the date of such cure.

3.12	Cash Management. Borrower shall enter into that certain Cash Management Agreement dated as of even date herewith among Borrower, Lender, as “Lender”, and Wells Fargo Bank, National Association, as “Agent” (the “Cash Management Agreement”) and that certain Clearing Account Agreement dated as of the date herewith among Borrower and National City Bank, as “Clearing Bank” (the “Lockbox Agreement”), which such agreements shall govern the collection and disbursement of all Gross Income (as defined in the Cash Management Agreement) during the term of the Loan pursuant to the terms thereof.

4.	RIGHT OF TRANSFER OF PROPERTY. Notwithstanding anything to the contrary contained in Section 6.15 of the Deed of Trust, Lender shall, from time to time, consent to the voluntary sale or exchange of all of the Property (“Sale”) by Trustor so long as no Default has occurred and is continuing and all of the following conditions precedent have been satisfied:

4.1.	Notice. Lender’s receipt of not less than 60 days’ prior written notice of the proposed sale or exchange;

4.2.	Credit Review and Underwriting. Lender’s reasonable determination that the proposed purchaser, the proposed guarantor(s), if any, and the Property all satisfy Lender’s then applicable credit review and underwriting standards, taking into consideration, among other things, (a) any decrease in the Property’s cash flow which would result from any increase in real property taxes due to any anticipated reassessment of the Property for tax purposes and (b) Any requirement of Lender that the purposed purchaser satisfy Lender’s then applicable criteria for a single purpose bankruptcy remote entity;

EXHIBIT A

4.3.	Qualification. Lender’s reasonable determination that the proposed purchaser (i) possesses satisfactory recent experience in the ownership and operation of properties similar to the Property, (ii) has adequate net worth and liquidity (to be determined by Lender in its reasonable discretion) and (iii) has no material litigation pending;

4.4.	Impounds. Lender’s receipt of such new or increased Impounds as Lender may reasonably require, including, without limitation, new or increased Impounds for taxes, insurance, tenant improvements and leasing commissions, capital improvements, capital expenditures and deferred maintenance, and the amendment of the Loan Documents to require the purchaser to make monthly deposits of such new or increased Impounds for such purposes thereafter;

4.5.	Documents and Instruments. Lender ‘s receipt of such fully executed documents and instruments as Lender shall reasonably require, in form and content reasonably satisfactory to Lender, including, without limitation, (a) an assumption agreement under which the purchaser assumes all obligations and liabilities of Borrower under this Note and the other Loan Documents and agrees to such amendments to the Loan Documents as Lender may reasonably require in order to reflect the change in the borrowing entity and principals and any new or increased Impounds; (b) an assumption agreement under which substitute guarantors acceptable in all respects to Lender assume all obligations and liabilities of the guarantors under the Repayment Guaranty and Limited Guaranty (if any) in favor of the Lender; and (c) a consent to the sale or exchange by each existing guarantors and a reaffirmation of each guarantor’s obligations and liabilities under each guaranty or the execution of new guaranties by new guarantors reasonably satisfactory to Lender;

4.6	Opinions. The purchaser shall furnish an opinion of counsel satisfactory to Lender and its counsel (A) that the assumption of the Loan has been duly authorized, executed and delivered, and that the Note, the assumption agreement and the other Loan Documents are valid, binding and enforceable against the purchaser in accordance with their terms, (B) that purchaser, any entity which is a controlling stockholder, member or general partner of the purchaser, and any additional signatory of the purchaser have been duly organized, and are in existence and good standing, and (C) with respect to such other matters as Lender may reasonably request;

4.7.	Title Insurance. If required by Lender, delivery to Lender of evidence of title insurance reasonably satisfactory to Lender insuring Lender that the lien of the Deed of Trust and the priority thereof will not be impaired or affected by reason of such sale or exchange of the Property;

EXHIBIT A

4.8.	Assumption Fee. Payment to Lender of an assumption fee equal to $25,000 for the first Sale and .5% of the then outstanding principal balance of this Note for each subsequent Sale (each, an “Assumption Fee”);

4.9.	Costs and Expenses. Reimbursement to Lender of any and all costs and expenses paid or incurred by Lender in connection with such sale or exchange and Lender’s consent thereto, including, without limitation, all in-house or outside counsel attorneys’ fees, title insurance fees, appraisal fees, inspection fees, environmental consultant’s fees and any fees or charges of the applicable Rating Agencies;

4.10.	No Downgrade. If required by Lender, delivery to Lender of written evidence from the Rating Agencies that such sale or exchange will not result in a downgrading, withdrawal or qualification of the respective ratings in effect immediately prior to the sale or exchange for any securities issued in connection with the securitization of the Loan which are then outstanding; and

4.11.	No Adverse REMIC Event. If required by Lender, delivery to Lender of an opinion of tax counsel, in form and content and issued by tax counsel satisfactory to Lender’s counsel, that such sale or exchange shall not (a) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or (b) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code.

Lender shall fully release Borrower and each existing guarantor from any further obligation or liability to Lender under this Note and the other Loan Documents upon the assumption by the purchaser and each new guarantor of all such obligations and liabilities and the satisfaction of all other conditions precedent to a sale or exchange in accordance with the provisions of this Section.

5.	PREPAYMENT.

5.1	The Note contains provisions which permit: Full Defeasance Only.

6.	MEZZANINE OPTION.

6.1

Lender shall have the right (the “Mezzanine Option”), at Lender’s expense, at any time to divide the loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, and (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate. Borrower shall cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any managing member’s organizational documents as may be reasonably requested by Lender or requested by

EXHIBIT A

the Rating Agencies, (ii) creating a single purpose, bankruptcy remote entity satisfying the requirements of the Borrower’s Certificate and of the Rating Agencies (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be required by Lender or the Rating Agencies.

7.	COMPONENT NOTES.

7.1	Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time to require Borrower to execute and deliver “component” notes (including senior and junior notes), which notes may be paid in such order of priority as may be designated by Lender, provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (ii) the weighted average interest rate of all such “component” notes shall on the date created equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (iii) the debt service payments on all such “component” notes shall on the date created equal the debt service payment which was due under the Loan immediately prior to the creation of such component notes and (iv) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Loan Documents. Borrower, at its cost and expense, shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender and satisfactory to any Rating Agency, including, without limitation, the severance of security documents if requested. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such request by Lender, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof.

It shall be a Default under this Agreement, the Deed of Trust and the other Loan Documents if Borrower fails to comply with any of the terms, covenants or conditions of this Section 7.1 of Exhibit A after expiration of ten (10) Business Days after notice thereof.

EXHIBIT A

8.	CONVERSION TO REGISTERED FORM.

8.1	At the request of Beneficiary, Borrower shall appoint, as its agent, a registrar and transfer agent (the “Registrar”) reasonably acceptable to Lender which shall maintain, subject to such reasonable regulations as it shall provide, such books and records as are necessary for the registration and transfer of the Note in a manner that shall cause the Note to be considered to be in registered form for purposes of Section 163(f) of the Code. The option to convert the Note into registered form once exercised may not be revoked. Any agreement setting out the rights and obligation of the Registrar shall be subject to the reasonable approval of Beneficiary. Borrower may revoke the appointment of any particular person as Registrar, effective upon the effectiveness of the appointment of a replacement Registrar. The Registrar shall not be entitled to any fee from Borrower or Lender or any other lender in respect of transfers of the Note and other Loan Documents.

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EXHIBIT A

Loan No. 51-0906315

EXHIBIT B TO PROMISSORY NOTE

Loan Documents and Other Related Documents

This Exhibit B is attached to and forms a part of that Promissory Note (“Note”) executed by PR PRINCE GEORGE’S PLAZA LLC, a Delaware limited liability company (“Borrower”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”).

1.	LOAN DOCUMENTS. The documents numbered 1.1 through 1.16 below of even date herewith (unless otherwise specified) and any amendments, modifications and supplements thereto which have received the prior written approval of Lender and any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Note are collectively referred to as the “Loan Documents”.

1.1.	Deed of Trust;

1.2.	Repayment Guaranty;

1.3.	Limited Guaranty;

1.4.	State of Delaware Uniform Commercial Code - Financing Statements - Form UCC-1;

1.5.	Borrower’s SPE Certificate;

1.6.	Estoppels, Non-Disturbance and Attornment Agreements of various date(s);

1.7.	Subordination Agreements, and Estoppels, Non-Disturbance and Attornment Agreements of various date(s);

1.8.	Assignment of Management Contracts together with Consent, Subordination and Agreement of Manager;

1.9.	Agreement Regarding Required Insurance;

1.10.	Payment Method Agreement;

1.11.	Cash Management Agreement;

1.12.	Clearing Account Agreement;

1.13.	“O&M Plan” letter (Asbestos);

1.14.	“O&M Plan” letter (Lead Paint”);

EXHIBIT C

1.15.	Post Closing Letter; and

1.16.	Escrow Letter.

2.	OTHER RELATED DOCUMENTS WHICH ARE NOT LOAN DOCUMENTS.

2.1	This Note;

2.2.	Borrower’s Authorization;

2.3.	Bankruptcy Non-Consolidation Opinion of Borrower’s legal counsel; and

2.4.	Hazardous Materials Indemnity Agreement.

EXHIBIT A